Exhibit 10.38

FOURTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT

This FOURTH AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT (the “Amendment”) is made and entered into this 18th day of January, 2007 by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (the “Landlord”) and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (the “Tenant”).

RECITALS

A. Landlord and Tenant entered into a Lease and Development Agreement dated as of August 12, 2004 as amended by letter agreement between the Landlord and the Tenant of even date, as further amended by letter agreement between the Landlord and Tenant dated October 4, 2005, and as further amended by Second Amendment to Lease and Development Agreement dated October 28, 2005 between the Landlord and Tenant, and as further amended by the Third Amendment to Lease and Development Agreement dated August, 2006 (collectively, the “Lease and Development Agreement”) pursuant to which the Tenant agreed, subject to the terms and conditions in the Lease and Development Agreement, to construct and develop the gaming and mixed use Project in unincorporated Lemay, Missouri, including an access road (the “Project”).

B. Landlord and Tenant agreed in Section 4(t) of the Lease and Development Agreement to seek remediation tax credits issued by the Missouri Department of Economic Development (“MDED”) for the purpose of assisting with the financing of one or more Remedial Action Plans for Phase I (the Property), Phase II (the Access Road Property), and Phase III (the Remaining Property).

C. Pursuant to Section 4(t)(i) of the Lease and Development Agreement, the Landlord and Tenant determined that the Landlord would complete and submit the Application for the tax credits to be issued by the MDED.

D. On July 21, 2006, the MDED determined that the Landlord was entitled to receive up to $12,015,819 in tax credits for the purpose of financing eligible costs of performing the work on the Remedial Action Plans for Phase I of the Project.

E. The parties have agreed to a budget for the environmental remediation and the Landlord subsequently contracted with an environmental consultant on the basis of the agreed to budget. Landlord and Tenant are completing negotiations on apportionment of the use of revenues derived from the tax credits between Phases I, II and III of the Project.

F. For the purpose of financing the Remedial Action Plans, the parties entered into that certain “Agreement for Funding Environmental Remediation” dated even date (the “Funding Agreement”), under which the Tenant has advanced approximately $9,300,000 to the Port Authority for the purpose of completing the environmental remediation.

G. The parties desire to amend Section 4(t) of the Lease and Development Agreement for the purpose of acknowledging that each respective party’s pro rata expense for the environmental remediation shall be offset by the revenues to be derived by the Landlord in the sale of tax credits as apportioned in the Lease and Development Agreement.

H. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease and Development Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree to amend the Lease and Development Agreement as follows:

1. Amendments to Section 4(t) of the Lease and Development Agreement.

A. The Landlord and Tenant agree to add new subparagraphs 4(t)(v) and (vi) as follows:

“(v) The cost to the Tenant for the environmental remediation of the Access Road Property and the Property shall be equal to the amount by which the total cost of remediation of Phases I and II exceeds the allocated proceeds derived by the sale of tax credits by the Port Authority as herein provided.

(vi) The cost to the Landlord for the environmental remediation of the Remaining Property shall be equal to the amount by which the total cost of remediation of Phase III exceeds the allocated proceeds derived by the sale of tax credits by the Port Authority as herein provided.”

B. The Landlord and Tenant agree to amend the sentence in Section 4(t)(ii) beginning in the twelfth line above the last line in the subparagraph as follows: “Subject to the terms of the Funding Agreement, all tax credits attributed to Tenant in accordance with this Lease shall be sold by Landlord at the written direction of the Tenant, and all proceeds from such sale shall be used and applied to reimburse Tenant for costs and expenses of remediating the Property and the Access Road Property.”

2. Full Force and Effect/Binding Upon Parties/Successors and Assigns. Except as modified and amended by this Amendment, the Lease and Development Agreement shall remain in full force and effect in accordance with its terms. Unless the context otherwise indicates, all other terms and conditions of the Lease and Development Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

3. Counterparts. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LANDLORD:
ST. LOUIS COUNTY PORT AUTHORITY

By:	/s/ Dennis G. Coleman
Title:	Executive Director

TENANT:
PINNACLE ENTERTAINMENT, INC.

By:	/s/ Cliff Kortman
Title:	Sr. V.P. of Construction & Development
President Pinnacle Design & Construction